Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Shell Company Report on Form 20-F of our report dated March 25, 2021, with respect to our audit of the financial statements of Bridgetown 2 Holdings Limited as of December 31, 2020 and for the period from June 24, 2020 (inception) through December 31, 2020 which appears in the Registration Statement on Form F-4 (File No. 333-261517) of PropertyGuru Group Limited, and to the reference to our Firm under the caption “Statement by Experts” in the Shell Company Report on Form 20-F.

/s/ WithumSmith+Brown, PC

New York, New York

March 23, 2022